UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): December 23, 2014 (December 19, 2014)

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The disclosure set forth in Item 2.03 is hereby incorporated into this item by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 19, 2014, Comstock Holding Companies, Inc. (the “Company”), through its Comstock Two Rivers II, L.C. subsidiary, (the “Borrower”), entered into a loan agreement (“Loan Agreement”) and related documents with Cardinal Bank (“Lender”) pursuant to which the Borrower secured a Six Million Four Hundred Forty Thousand Dollar ($6,440,000) acquisition and revolving construction loan (the “Loan”) to finance the Borrower’s construction of the Two Rivers 32’ villa project in Anne Arundel County, Maryland. Under the terms of the Loan Agreement, the Loan provides for an initial variable interest rate of Prime plus one half percent with an interest rate floor of four and a three quarters percent (4.75%). The Loan has a maturity date of twenty-four (24) months so long as the Borrower sells twelve (12) units and settles eight (8) units within the twelve (12) month period following the initial funding of the Loan. There is no prepayment penalty associated with the Loan, which is secured by a first deed of trust on the Project. The Loan is fully guaranteed by the Company.

The foregoing summary of the Loan Agreement is qualified in its entirety by the provisions of the Loan Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2014

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente,
Chief Executive Officer